MOORE STEPHENS ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada	V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916

Website: www.ellisfoster.com

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 7, 2004, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-139618) and the related Prospectus of Torrent Energy Corporation for the registration of 10,639,000 shares of its common stock.

/s/ Moore Stephens Ellis Foster Ltd.
Vancouver, Canada	Chartered Accountants

February 6, 2007

MSAn independently owned and operated member of Moore Stephens North America, Inc. Members in principal cities throughout North America. Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.